Exhibit 99.1

Liquidia Corporation

419 Davis Drive, Suite 100

Morrisville, NC 27560

www.liquidia.com

Liquidia Corporation Secures

$20.5 Million Debt Facility with Silicon Valley Bank

RESEARCH TRIANGLE PARK, N.C., March 2, 2021 - Liquidia Corporation (NASDAQ: LQDA) today announced the closing of a debt facility on February 26, 2021, with Silicon Valley Bank, which provides Liquidia with up to $20.5 million in term loans of which the first $10.5 million was funded at closing.

Under the terms of the debt facility, Silicon Valley Bank will make loans available in three tranches. Proceeds from the first tranche of $10.5 million have been used to retire Liquidia’s existing term debt with Pacific Western Bank and adds approximately $1.0 million to Liquidia’s balance sheet. A second tranche of $5.0 million is available upon the Food and Drug Administration (FDA) granting Liquidia tentative approval for LIQ861 by June 30, 2022, and the third tranche of $5.0 million is available upon receipt of final and unconditional approval for LIQ861 by December 31, 2022. The debt facility will mature on September 1, 2024 and will consist of interest-only payments through March 31, 2023.

Michael Kaseta, Chief Financial Officer of Liquidia, said: “We are very pleased to secure this debt facility and to work with Silicon Valley Bank, a great partner who can continue to grow with us. The interest-only payments on the first tranche will reduce our cash outlay by $5.5 million in 2021 and $4.5 million in 2022. The additional tranches of debt provide non-dilutive capital at key moments through the course of 2022 as we prepare for LIQ861 commercialization.”

"Liquidia is driving important advancements in the pharmaceutical industry through its innovative PRINT technology," said Scott McCarty, Director of Life Science and Healthcare at Silicon Valley Bank. "We are proud to support the Liquidia team with this debt facility as the company advances the development and commercialization of LIQ861 and the Treprostinil Injection."

About Liquidia Corporation
Liquidia Corporation operates through the company’s subsidiaries, Liquidia Technologies, Inc. and Liquidia PAH, LLC. The Company, through Liquidia Technologies, Inc., is a biopharmaceutical company focused on the development and commercialization of products in pulmonary arterial hypertension and other applications of its PRINT technology. Liquidia is developing two product candidates: LIQ861, an inhaled dry powder formulation of treprostinil for the treatment of pulmonary arterial hypertension (PAH), and LIQ865, an injectable, sustained-release formulation of bupivacaine for the management of local post-operative pain for three to five days after a procedure. Liquidia PAH, LLC provides commercialization for rare disease pharmaceutical products, such as Treprostinil Injection, Sandoz Inc.’s first-to-file, generic treprostinil for PAH.

Liquidia Corporation is headquartered in Research Triangle Park, NC. For more information, please visit www.liquidia.com.

Liquidia Corporation

419 Davis Drive, Suite 100

Morrisville, NC 27560

www.liquidia.com

About Silicon Valley Bank

For more than 35 years, Silicon Valley Bank (SVB) has helped innovative companies and their investors move bold ideas forward, fast. SVB provides targeted financial services and expertise through its offices in innovation centers around the world. With commercial, international and private banking services, SVB helps address the unique needs of innovators. Learn more at svb.com.

Contact Information

Media & Investors:
Jason Adair
Vice President, Corporate Development and Strategy
919.328.4400
jason.adair@liquidia.com